Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Henry County Plywood Corporation, and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

Dated: February 4, 2009

/s/ Anson Yiu Ming Fong
Name: Anson Yiu Ming Fong
/s/ Wai Yin Cheng
Name: Wai Yin Cheng
/s/ Kit Ming Fong
Name: Kit Ming Fong
/s/ Shiu Ming Fong
Name: Shiu Ming Fong GRAND WILL INVESTMENT GROUP LTD.
/s/ Anson Yiu Ming Fong
Name: Anson Yiu Ming Fong Title: Chief Executive Officer LONG RICH GLOBAL INVEST LIMITED
/s/ Wai Yin Cheng
Name: Wai Yin Cheng Title:Chief Executive Officer MULTI BILLION INVESTMENT DEVELOPMENT LIMITED
/s/ Shiu Ming Fong
Name: Shiu Ming Fong Title: Executive Manager